As filed with the Securities and Exchange Commission on July 14, 2026

Registration No. 333-

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Glass House Brands Inc.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	2833	87-4028335
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

3645 Long Beach Blvd.

Long Beach, California 90807

(562) 264-5078

(Address and telephone number of Registrant’s principal executive offices)

Kyle D. Kazan

Chief Executive Officer

Glass House Brands Inc.

3645 Long Beach Blvd.

Long Beach, California 90807

(212) 299-7670

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Aaron E. Sonshine Bennett Jones LLP 3400 One First Canadian Place P.O. Box 130 Toronto, Ontario Canada M5X 1A4 (416) 777-6448	Matthew A. Portnoff Kirill Y. Nikonov Venable LLP 2049 Century Park East Suite 2300 Los Angeles, California 90067 (310) 229-0374	Benjamin Vega Glass House Brands Inc. 3645 Long Beach Blvd. Long Beach, California 90807 (212) 299-7670

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box)

A.     ☒   upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.     ☐    At some future date (check the appropriate box below)

1.	☐ pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
2.	☐ pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3.	☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

SHORT FORM BASE SHELF PROSPECTUS

New Issue and/or Secondary Offering	June 10, 2026

GLASS HOUSE BRANDS INC.

Subordinate Voting Shares

Restricted Voting Shares

Limited Voting Shares

Preferred Shares

Debt Securities

Subscription Receipts

Warrants

Units

Glass House Brands Inc. (“Glass House” or the “Company”) may from time to time offer and issue the following securities: (i) subordinate voting shares in the capital of the Company (“Subordinate Voting Shares”); (ii) restricted voting shares in the capital of the Company (“Restricted Voting Shares”); (iii) limited voting shares in the capital of the Company (“Limited Voting Shares”, and together with the Subordinate Voting Shares and Restricted Voting Shares, the “Equity Shares”); (iv) preferred shares in the capital of the Company (“Preferred Shares”); (v) debt securities of the Company (“Debt Securities”); (vi) subscription receipts (“Subscription Receipts”) exchangeable for Equity Shares and/or other securities of the Company; (vii) warrants exercisable to acquire Equity Shares and/or other securities of the Company (“Warrants”); and (viii) securities comprised of more than one of Equity Shares, Preferred Shares, Debt Securities, Subscription Receipts and/or Warrants offered together as a unit (“Units”), or any combination thereof at any time during the 37-month period that this short form base shelf prospectus (including any amendments hereto, the “Prospectus”) remains valid. The Equity Shares, Preferred Shares, Debt Securities, Subscription Receipts, Warrants and Units (collectively, the “Securities”) offered hereby may be offered in one or more offerings, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each, a “Prospectus Supplement”). One or more securityholders of the Company may also offer and sell Securities under this Prospectus. See “The Selling Securityholders”.

The specific terms of any offering of Securities will be set forth in the applicable Prospectus Supplement and may include, without limitation, where applicable: (i) in the case of Equity Shares, the number of Equity Shares being offered, the offering price, whether the Equity Shares are being offered for cash, and any other terms specific to the Equity Shares being offered; (ii) in the case of Preferred Shares, the designation of the particular class or series, the number of Preferred Shares being offered, the offering price, whether the Preferred Shares are being offered for cash, the dividend rate, the dividend payment dates, any terms for redemption, any voting and conversion rights, the liquidation preference, and any other terms specific to the Preferred Shares being offered; (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, maturity, interest provisions, authorized denominations, offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, and any other terms specific to the Debt Securities being offered; (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the exchange of the Subscription Receipts into or for Equity Shares and/or other securities of the Company and any other terms specific to the Subscription Receipts being offered; (v) in the case of Warrants, the number of such Warrants offered, the offering price, whether the Warrants are being offered for cash, the terms, conditions and procedures for the exercise of such Warrants into or for Equity Shares and/or other securities of the Company and any other specific terms; and (vi) in the case of Units, the number of Units being offered, the offering price, the terms of the Equity Shares, Preferred Shares, Debt Securities, Subscription Receipts and/or Warrants underlying the Units, and any other specific terms.

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The Company has satisfied the requirements for issuers filing a WKSI base shelf prospectus (as defined in Part 9B of NI 44-102). See “Well-Known Seasoned Issuer”. All shelf information permitted under applicable securities legislation to be omitted from this Prospectus, including as permitted under the WKSI Blanket Orders, will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus unless an exemption from the prospectus delivery requirements is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement and only for the purposes of the distribution of the Securities covered by that Prospectus Supplement.

This Prospectus may qualify an “at-the-market distribution” as defined in NI 44-102.

This Prospectus does not qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, without limitation, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. This Prospectus may qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as CORRA (Canadian Overnight Repo Rate Average), SOFR (Secured Overnight Financing Rate), EURIBOR, United States federal funds rate or the Wall Street Journal prime rate.

The Company and/or any selling securityholders may sell the Securities, separately or together: (i) to one or more underwriters or dealers; (ii) through one or more agents; or (iii) directly to one or more purchasers. The Prospectus Supplement relating to a particular offering of Securities will describe the terms of such offering of Securities, including: (i) the terms of the Securities to which the Prospectus Supplement relates, including the type of Security being offered, and the method of distribution; (ii) the name or names of any underwriters, dealers, agents or selling securityholders involved in such offering of Securities; (iii) the purchase price of the Securities offered thereby and the proceeds to, if any, and the expenses borne by, if any, the Company or the selling securityholders from the sale of such Securities; (iv) any commission, underwriting discounts and other items constituting compensation payable to underwriters, dealers or agents; (v) any discounts or concessions allowed or re-allowed or paid to underwriters, dealers or agents; and (vi) the identity of any selling securityholders. See “Plan of Distribution”.

In connection with any offering of the Securities, subject to applicable laws and other than an “at-the-market distribution”, the underwriters or agents may over-allot or effect transactions that stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail on the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

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No underwriter, dealer or agent involved in an “at-the-market distribution”, no affiliate of such an underwriter, dealer or agent and no person or company acting jointly or in concert with such an underwriter, dealer or agent may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or securities of the same class as the Securities distributed, including selling an aggregate number or principal amount of securities that would result in the underwriter, dealer or agent creating an over-allocation position in the Securities. See “Plan of Distribution”.

The issued and outstanding Equity Shares are listed and posted for trading on Cboe Canada Inc. (the “Exchange”) under the symbol “GLAS.A.U”, and on the OTCQX Best Market (the “OTCQX”) under the symbol “GLASF”. On June 9, 2026 the last trading day prior to the date of this Prospectus, the closing price per Equity Share on the Exchange was US$13.15, and on the OTCQX was US$13.0525. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares, Debt Securities, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. There is no market through which these Securities may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of the Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities, and the extent of issuer regulation.

Investing in Securities is speculative and involves a high degree of risk and should only be made by persons who can afford the total loss of their investment. A prospective purchaser should therefore review this Prospectus and the documents incorporated by reference herein in their entirety and carefully consider the risk factors described or referenced under “Risk Factors” prior to investing in such Securities.

No underwriter, dealer or agent has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company is permitted, under a multijurisdictional disclosure system adopted in the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of British Columbia, Canada.

Financial statements incorporated by reference herein have been prepared in accordance with U.S. generally accepted accounting principles. See “About this Short Form Base Shelf Prospectus.”

Prospective investors should be aware that the acquisition of Securities may have tax consequences both in the United States and Canada. This Prospectus does not discuss U.S. or Canadian tax consequences in any material detail and any such tax consequences may not be described fully in any applicable Prospectus Supplement with respect to a particular offering of Securities. Prospective investors should consult their own tax advisors with respect to their own particular circumstances prior to deciding to purchase any of the Securities.

The Company currently has five classes of issued and outstanding shares: (i) the Subordinate Voting Shares; (ii) the Restricted Voting Shares; (iii) the Limited Voting Shares; (iv) the Multiple Voting Shares (as defined below); and (v) the Preferred Shares. The Equity Shares are “restricted securities” within the meaning of such term under applicable Canadian securities laws. Each class of Equity Shares is entitled to one vote per share and each Multiple Voting Share is currently entitled to 50 votes per Multiple Voting Share on all matters upon which the holders of shares of the Company are entitled to vote, and holders of Equity Shares and Multiple Voting Shares (collectively, “Company Shares”) will vote together on all matters subject to a vote of holders of both those classes of shares as if they were one class of shares, except to the extent that a separate vote of holders as a separate class is required by law or provided by the articles of the Company (the “Articles”) and except that holders of Limited Voting Shares will not be entitled to vote on the election of directors. Holders of Equity Shares are entitled to receive, as and when declared by the board of directors of the Company (the “Board”), dividends in cash or property of the Company. Holders of Multiple Voting Shares are not entitled to receive any dividends. In the event of the liquidation, dissolution or winding-up of the Company, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Equity Shares shall, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Equity Shares (including any liquidation preference on any issued and outstanding Multiple Voting Shares and/or Preferred Shares), be entitled to participate ratably in the remaining property of the Company along with all holders of the other classes of Equity Shares (on a per share basis). Other than a liquidation preference of US$0.001 per Multiple Voting Share, the holders of Multiple Voting Shares are not entitled to receive, directly or indirectly, as holders of Multiple Voting Shares, any other assets or property of the Company, which is subject to the prior rights of the holders of any Company Shares ranking in priority to the Multiple Voting Shares. If an offer is made to purchase any class of Company Shares and such offer is one which is required, pursuant to Ontario securities legislation or the rules of a stock exchange on which such Company Shares that are subject to the offer are then listed, to be made to all or substantially all the holders of such Company Shares in a given province of Canada to which these requirements apply (assuming that the offeree was a resident in Ontario), each Subordinate Voting Share, Restricted Voting Share and/or Limited Voting Share shall become convertible, at the option of the holder, on a one-for-one basis, into such class of Company Shares that are subject to the offer, at any time while such offer is in effect until the date prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to such offer. See “Description of Capital Structure” for further details.

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The directors, Chairman and Chief Executive Officer and the Chief Financial Officer of the Company reside outside of Canada and each has appointed Bennett Jones LLP, 3400 One First Canadian Place, Toronto, Ontario M5X 1A4, as his or her agent for service of process in Canada. Macias Gini & O’Connell LLP, the auditor in respect of the audited financial statements of the Company, as at and for the years ended December 31, 2025 and 2024, is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that resides outside of Canada or is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, even if the party has appointed an agent for service of process.

The Company’s head office is located at 3645 Long Beach Boulevard, Long Beach, California 90807, and its registered office is located at 666 Burrard Street, Suite 2500, Vancouver, British Columbia V6C 2X8 Canada.

This Prospectus qualifies the distribution of securities of an entity that currently directly derives a substantial portion of its revenues from the cannabis industry in certain U.S. states, which industry is illegal under U.S. federal law.

The cultivation, sale and use of cannabis is illegal under U.S. federal law pursuant to the Controlled Substance Act (21 U.S.C. §811) (the “CSA”). The U.S. federal government regulates drugs through the CSA, which places controlled substances, including cannabis, in a schedule. Other than industrial hemp, cannabis has historically been classified as a Schedule I drug. Under U.S. federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. As described below, on April 23, 2026, the U.S. Drug Enforcement Administration published a final rule transferring certain marijuana from Schedule I to Schedule III under the CSA; however, marijuana that does not fall within the categories specified in that rule remains a Schedule I controlled substance. The U.S. Food and Drug Administration has not approved cannabis for the treatment of any disease or condition. The agency has, however, approved one cannabis- derived drug product, Epidiolex, for the treatment of seizures associated with Lennox-Gastaut syndrome or Dravet syndrome.

Despite the current state of the federal law and the CSA, over three quarters of U.S. states, Washington D.C., and the territories of Puerto Rico, the U.S. Virgin Islands, the Northern Mariana Islands and Guam have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis. The states of Alaska, Arizona, California, Colorado, Connecticut, Delaware, Illinois, Maine, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Montana, Nevada, New Jersey, New Mexico, New York, Ohio, Oregon, Rhode Island, Vermont, Virginia, Washington, and the District of Columbia, have legalized adult-use of cannabis. Adult-use sales have not yet begun in Virginia. Additionally, although the District of Columbia voters passed a ballot initiative in November 2014, no adult-use operations exist yet because of a prohibition on using funds for regulation within a federal appropriations amendment to local District spending powers. However, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions.

Accordingly, in the United States, cannabis is largely regulated at the state level. State laws that permit and regulate the production, distribution and use of cannabis for adult-use or medical purposes are in direct conflict with the CSA. Although certain states authorize medical or adult-use cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts. The Supremacy Clause of the U.S. Constitution establishes that the U.S. Constitution and federal laws made pursuant to it are paramount and in case of conflict between federal and state law, the federal law shall apply.

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On April 17, 2025, Rep. Joyce (R-OH), Max Miller (R-OH), and Dina Titus (D-NV) introduced the Tenth Amendment Through Entrusting States (STATES) 2.0 Act. This legislation aims to federally legalize cannabis by allowing states, Washington, D.C., U.S. territories, and tribal nations to determine how to regulate cannabis within their own jurisdictions. Key provisions of the STATES 2.0 Act include removing cannabis from the CSA while still supporting states that choose to maintain prohibition policies; providing federal tax relief to state-sanctioned cannabis businesses by allowing them to deduct ordinary business expenses—effectively removing their classification as “drug traffickers” under Section 280E of the Internal Revenue Code of 1986 as amended (the “Code”); and permitting interstate cannabis commerce, including transportation through jurisdictions that have opted to prohibit cannabis. There can be no assurance that the STATES 2.0 Act or any similar legislation will be enacted into law, or as to the timing or form of any such legislation if enacted. The introduction of this legislation should not be relied upon as an indication of the future direction of cannabis regulation in the United States.

On April 17, 2025, Rep. Joyce (R-OH) and House Democratic Leader Hakeem Jeffries (D-NY) reintroduced bipartisan legislation titled the PREPARE Act. The bill aims to establish a fair, honest, and transparent process to guide the development of effective federal cannabis regulations. Under the legislation, the Attorney General would be directed to establish a “Commission on the Federal Regulation of Cannabis” to advise on regulatory development, modeled after existing federal and state alcohol frameworks. The bill calls on federal regulators to create a regulatory and revenue framework that ensures the safe production and consumption of cannabis while respecting the unique needs, rights, and laws of individual states, and to present this framework to Congress within one year. Additionally, the PREPARE Act seeks to build on bipartisan efforts to address the injustices of the war on cannabis—particularly those affecting minority, low-income, and veteran communities. It would also expand research access for medical professionals, provide protections for the hemp industry (including cross-pollination prevention), and help ensure cannabis remains an adult-use product except in cases of physician-prescribed treatment for minors. There can be no assurance that the PREPARE Act or any similar legislation will be enacted into law, or as to the timing or form of any such legislation if enacted. The introduction of this legislation should not be relied upon as an indication of the future direction of cannabis regulation in the United States.

Introduced April 29, 2025, Evidence-Based Drug Policy Act of 2025 by Reps. Dina Titus (D-NV) and Ilhan Omar (D-MN) removes federal barriers that prevent the Office of National Drug Control Policy from funding or sponsoring research on cannabis and other Schedule I substances such as MDMA and psilocybin. There can be no assurance that this legislation will be enacted into law, or as to the timing or form of any such legislation if enacted. The introduction of this legislation should not be relied upon as an indication of the future direction of cannabis regulation in the United States.

In late June 2025, the U.S. House of Representatives approved amendments to a spending bill that would authorize U.S. Department of Veterans Affairs (VA) doctors to issue medical marijuana recommendations to military veterans and support psychedelics research and access. One of the accepted proposals from Reps. Mast (R-FL) and Joyce (R-OH)—who are both co-chairs of the Congressional Cannabis Caucus—would increase veterans’ access to state medical marijuana programs and eliminate a current VA directive barring the department’s doctors from issuing cannabis recommendations.

Also in late June 2025, a Republican-led House Appropriations subcommittee included language in the 2026 spending bill that would effectively prohibit most THC-containing hemp products, impose testing and labeling requirements, and grant states oversight on retail sales—though this would restrict rather than expand access. On November 12, 2025, President Donald Trump signed into law legislation, as part of broader bill to reopen the government following a government shutdown, which clarifies and narrows the definition of hemp under federal law. The law, which will be effective 365 days following its enactment, limits total THC to 0.4 mg per container of hemp product.

On December 18, 2025, President Trump signed Executive Order 14370 “Increasing Medical Marijuana and Cannabidiol Research”. The order directed federal agencies to accelerate the process of rescheduling marijuana from a Schedule I to a Schedule III substance under the CSA. This action represented a significant shift in federal policy associated with cannabis-related activities. Key aspects include the recognizing and improving knowledge of medical uses of marijuana and cannabidiol for patients and doctors, removing barriers to research, improving access to cannabidiol products, and delivering on promises to help improve healthcare for all Americans.

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On April 23, 2026, the U.S. Drug Enforcement Administration published a final rule in the Federal Register transferring certain marijuana from Schedule I to Schedule III under the CSA, effective May 23, 2026. The rescheduling applies only to marijuana that is (i) produced in accordance with state law under a state- authorized medical marijuana program, (ii) contained in a drug product approved by the U.S. Food and Drug Administration, or (iii) produced for research purposes by or for persons registered with the DEA. Marijuana that does not fall within these categories remains a Schedule I controlled substance. Rescheduling to Schedule III does not legalize marijuana under federal law; rather, the production, distribution, dispensing, and possession of marijuana covered by the rule remain subject to the CSA’s regulatory framework applicable to Schedule III controlled substances. Among other things, businesses operating under state cannabis programs may be required to obtain DEA registration and comply with applicable Schedule III requirements. The implications of rescheduling for matters such as the deductibility of ordinary business expenses under Section 280E of the Code remain uncertain, and material regulatory uncertainty exists regarding the implementation and practical effects of rescheduling on state-licensed cannabis operations.

For additional information, see “Legal and Regulatory Framework” in the AIF (as defined herein), which is incorporated by reference herein.

The Company’s objective is to capitalize on the opportunities presented as a result of the changing regulatory environment governing the cannabis industry in the United States. Accordingly, there are a number of significant risks associated with the business of the Company. Until a U.S. federal legal and regulatory framework for the regulation of cannabis is established that does not conflict with state and local cannabis laws and regulations, and compliance with such federal, state, and local regulatory requirements is reasonably clear and achievable (and as to the timing, scope, or enactment of any such framework there can be no assurance), there is a significant risk that federal authorities may enforce current U.S. federal law, and the business of the Company may be deemed to be producing, cultivating, extracting, distributing/transporting, or dispensing cannabis or aiding or abetting or otherwise engaging in a conspiracy to commit such acts in violation of federal law in the United States. If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Company’s business, results of operations, financial condition and prospects would be materially adversely affected.

In light of the political and regulatory uncertainty surrounding the treatment of U.S. cannabis-related activities, on February 8, 2018, the Canadian Securities Administrators published CSA Staff Notice 51-352 – (Revised) Issuers with U.S. Marijuana-Related Activities (“Staff Notice 51-352”) setting out the Canadian Securities Administrator’s disclosure expectations for specific risks facing issuers with cannabis-related activities in the United States. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with United States cannabis-related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the U.S. cannabis industry.

For these reasons, the Company’s investments in the United States cannabis market may subject the Company to heightened scrutiny by regulators, stock exchanges, clearing agencies and other U.S. and Canadian authorities. There are a number of risks associated with the business of the Company. See the section entitled “Risk Factors” herein and within the AIF.

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ABOUT THIS SHORT FORM BASE SHELF PROSPECTUS

An investor should rely only on the information contained in this Prospectus (including the documents incorporated by reference herein) and is not entitled to rely on parts of the information contained in this Prospectus (including the documents incorporated by reference herein) to the exclusion of others. The Company has not authorized anyone to provide investors with additional or different information. The Company takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give readers of this Prospectus. Information contained on, or otherwise accessed through, the Company’s website shall not be deemed to be a part of this Prospectus and such information is not incorporated by reference herein.

The Company is not offering to sell the Securities in any jurisdictions where the offer or sale of the Securities is not permitted. The information contained in this Prospectus (including the documents incorporated by reference herein) is accurate only as of the date of this Prospectus or as of the date as otherwise set out herein (or as of the date of the document incorporated by reference herein or as of the date as otherwise set out in the document incorporated by reference herein, as applicable), regardless of the time of delivery of this Prospectus or any sale of the Equity Shares, Preferred Shares, Debt Securities, Subscription Receipts, Warrants and/or Units. The business, capital, financial condition, results of operations and prospects of the Company may have changed since those dates. The Company does not undertake to update the information contained or incorporated by reference herein, except as required by applicable Canadian securities laws.

This Prospectus shall not be used by anyone for any purpose other than in connection with an offering of Securities as described in one or more Prospectus Supplements.

The documents incorporated or deemed to be incorporated by reference herein contain meaningful and material information relating to the Company and readers of this Prospectus should review all information contained in this Prospectus, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein.

The Company has included certain non-GAAP financial measures and non-GAAP ratios (within the meaning of the National Instrument 52–112 – Non-GAAP and Other Financial Measures Disclosure) in certain documents incorporated by reference in this Prospectus, including “EBITDA” (i.e., earnings before interest, taxes, depreciation and amortization) and “Adjusted EBITDA”. The Company prepares its consolidated financial statements in accordance with United States Generally Accepted Accounting Principles consistently applied (“GAAP”), and believes that any non-GAAP measures, together with measures determined in accordance with GAAP, provide prospective investors with an improved ability to evaluate the underlying performance of the Company. These non- GAAP measures are not recognized under GAAP and do not have standardized meanings prescribed by GAAP. Therefore, it is unlikely that these measures will be comparable to similarly titled measures reported by other issuers. The Company cautions readers to consider these non-GAAP financial measures and non-GAAP ratios in addition to, and not as an alternative for, measures calculated in accordance with GAAP. See section entitled “Non-GAAP Financial Measures” in the Company’s Annual MD&A and Interim MD&A (each as defined herein), as may be amended, modified or superseded, for further information in connection with non-GAAP financial measures, including reconciliations to the nearest historical GAAP measures. See “Documents Incorporated by Reference”.

MEANING OF CERTAIN REFERENCES AND CURRENCY PRESENTATION

References to dollars or “$” are to Canadian currency unless otherwise indicated. All references to “US$” refer to United States dollars. On June 9, 2026, the daily exchange rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was US$1.00 = $1.3947.

Unless the context otherwise requires, all references in this Prospectus to the “Company,” “we,” “us” and “our” refer to Glass House Brands Inc. and its subsidiary entities on a consolidated basis.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, the market and industry data contained or incorporated by reference in this Prospectus is based upon information from independent industry publications, market research, analyst reports and surveys and other publicly available sources. Although the Company believes these sources to be generally reliable, market and industry data is subject to interpretation and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any survey. The Company has not independently verified any of the data from third party sources referred to or incorporated by reference herein and accordingly, the accuracy and completeness of such data is not guaranteed.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain certain “forward-looking information” and “forward-looking statements”, as defined in applicable securities laws (collectively referred to herein as “forward- looking statements”). All statements other than statements of historical fact are considered forward-looking statements. Forward-looking statements are based on the assumptions, estimates, analyses and opinions of management made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances as of the date that such statements are made. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “is expected,” “budget,” “scheduled,” “estimates,” “continues,” “forecasts,” “projects,” “predicts,” “intends,” “anticipates” or “believes,” or variations of, or the negatives of such words and phrases, or statements that certain actions, events or results “may,” “could,” “would,” “should,” “might” or “will” be taken, occur or be achieved. The forward-looking statements contained in this Prospectus and the documents incorporated by reference herein may include, but are not limited to, information with respect to the Company’s expectations regarding: the legislative framework regarding the licensing of cannabis and related activities; proposed and anticipated changes to applicable laws and regulations regarding the cannabis market, associated fees and taxes and the business impact on the Company; any potential future legalization of adult-use and/or medical marijuana under U.S. federal law; the ability of the Company to realize the anticipated benefits of acquired businesses and the successful integration thereof; the potential size of the adult and medical-use cannabis markets in the jurisdictions in which the Company currently operates and may in the future operate; the availability and renewal of requisite licenses and permits on terms acceptable to the Company; anticipated future cultivation, manufacturing and extraction capacity and output, and the resulting anticipated operational and financial benefits to the Company; expectations as to the development and distribution of the Company’s brands and products and the distribution of third-party products; estimated future sales, estimated future operating costs and other prospective financial performance and the resulting effects on the Company’s financial position; prospective operational performance; business prospects and objectives and near and long-term strategies, including growth strategies; competitive strengths; anticipated trends and challenges in the Company’s business and the markets in which it operates; the ability of the Company to satisfy the requirements of its debt obligations, and to repay, renew or refinance such indebtedness upon such indebtedness becoming payable; anticipated cash needs; the Company’s ability to raise funds in the capital markets and the resulting effects on the Company’s financial position; the schedule for the release of outstanding shares or other securities of the Company or its subsidiaries that are currently subject to lock-up arrangements; other economic, business, regulatory and/or competitive factors related to the Company or the cannabis industry generally, and other events or conditions that may occur in the future. These statements relate to future events or the Company’s future performance. By identifying statements as forward-looking statements, the Company is alerting the reader that such information and statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance, or achievements of the Company to be materially different from those expressed or implied by such information and statements.

The forward-looking statements in this Prospectus are not a guarantee of future performance and are based upon a number of estimates and assumptions of management at the date the statements are made including among other things assumptions about: development costs remaining consistent with budgets; production and distribution costs remaining consistent with budgets; ability to manage anticipated and unanticipated costs; favourable equity and debt capital markets; the ability to raise sufficient capital to advance and sustain the business of the Company; favourable operating and economic conditions; political and regulatory stability; obtaining and maintaining all required licenses and permits; receipt of governmental approvals and permits; sustained labour stability; stability in financial and capital goods markets; favourable production levels and costs from the Company’s operations; the pricing of various cannabis products; the level of demand for cannabis products, including the Company’s products; the availability of employees, third party service providers and other inputs for the Company’s operations; and the Company’s ability to conduct operations in a safe, efficient and effective manner; and the ability of the Company to successfully integrate acquisitions into its business. While the Company considers these assumptions to be reasonable, many of the assumptions are based on factors and events that are not within the control of the Company and there is no assurance they will prove to be correct.

The forward-looking statements in this Prospectus and in the documents incorporated by reference herein are made as of the date of such documents and are inherently subject to known and unknown risks, uncertainties and other factors that may be beyond the Company’s ability to predict or control and that may cause the actual results, level of activity, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements, including but not limited to risks related to: the fact that cannabis is a controlled substance and continues to be classified as a Schedule I drug under the CSA (as defined herein); the enforcement of U.S. federal law and any other relevant law; investors’ contributions to and involvement in such activities which may result in U.S. federal civil and/or criminal prosecution, including forfeiture of their entire investment; the Rohrabacher-Farr Amendment (as defined in the AIF) not being renewed; federal and state forfeiture laws; the illegality of cannabis under U.S. federal law restricting the Company’s access to capital; anti-money laundering laws and regulation; restricted access to banking; heightened scrutiny by regulatory authorities; cannabis products travelling across borders; regulatory or political change; the fact that the cannabis industry is a relatively new industry and may not succeed; the Company’s management team or other owners could be disqualified from ownership in the Company; public opinion and perception; general regulation; licensure; California regulatory non-compliance; reclassification or rescheduling of cannabis in the United States under the CSA; service providers; enforceability of contracts; lack of access to the U.S. bankruptcy protections or other predictable means of resolving insolvency; environmental and regulation matters; the loss of the Company’s foreign private issuer status and potentially becoming a full domestic issuer in the United States; the Multiple Voting Shares (as defined herein) and capital structure generally; the Company’s ability to refinance, extend or repay its indebtedness; limited operating history; reliance on management; successfully obtaining additional financing as required to fund the Company’s continuing operations; lack of profitability of the Company; competition; future acquisitions or dispositions; the agricultural business; vulnerability to rising energy costs; product liability; product recalls; results of future clinical research being unfavourable; reliance on key inputs; dependence on suppliers and skilled labour; growth management; cannabis products diversion; internal controls over financial reporting and/or disclosure controls and procedures being inadequate; forecasting and projections; leased premises; reliance on a single operating jurisdiction and lack of diversification; reliable data regarding the medical and adult- use marijuana industry; ongoing and/or future litigation; intellectual property rights; competition from synthetic production and technological advances; constraints on marketing cannabis products; fraudulent or illegal activity by employees, contractors and consultants; information technology systems, security breaches and cyber-attacks; taxation matters, including, without limitation, federal and, California state and local taxes; high bonding and insurance coverage costs; global financial conditions; the fact that the Company is a holding company; increased costs as a result of being a public company; limitations on remedies and rights to indemnification; enforcing judgments and effecting service of process on directors and officers; past performance not being indicative of future results; market price volatility; the impact of the ongoing Russia-Ukraine military crisis; the Israel-Palestine conflict, and impact of other global events on financial markets; sales by existing securityholders, including upon expiration of existing lock-up arrangements; limited market for securities; climate change; interest rates and inflation; future sales of the Company’s securities and dilution; no market for certain securities; and discretion in the use of proceeds.

Risks relating to the Company are discussed under the heading “Risk Factors” in this Prospectus and under the heading “Risk Factors” in the AIF. Although management of the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors, currently not known to the Company or deemed to be immaterial by the Company, that cause results not to be as anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking statements. All forward-looking statements herein are qualified by this cautionary statement. The Company does not undertake to update any forward-looking statements, except in accordance with applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements, unless required by law.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President of Investor Relations of the Company at 3645 Long Beach Boulevard, Long Beach California 90807; telephone (562) 264-5078. These documents are also available through the Internet on our website at www.glasshousebrands.com or on the Canadian System for Electronic Document Analysis and Retrieval + (“SEDAR+”), which can be accessed at www.sedarplus.ca. The information contained on, or accessible through, any of these websites is not incorporated by reference into this Prospectus and is not, and should not be considered to be, a part of this Prospectus, unless it is explicitly so incorporated.

As of the date hereof, the following documents, filed with the various securities commissions or similar authorities in each of the provinces and territories of Canada are specifically incorporated by reference into and form an integral part of this Prospectus:

1.	the annual information form of the Company dated March 24, 2026, for the fiscal year ended December 31, 2025 (the “AIF”);

2.	the audited financial statements of the Company for the years ended December 31, 2025 and 2024, together with the notes thereto and the auditor’s report thereon;

3.	the management’s discussion and analysis of financial condition and results of operations of the Company for the years ended December 31, 2025 and 2024;

4.	the unaudited condensed interim consolidated financial statements of the Company for the three months ended March 31, 2026 and 2025, together with the notes thereto;

5.	the interim management’s discussion and analysis of the financial condition and unaudited results of operations of the Company for the three months ended March 31, 2026 and 2025;

6.	the management information circular of the Company dated May 6, 2026, prepared in connection with an annual meeting of shareholders to be held on June 18, 2025;

7.	the material change report of the Company dated May 8, 2026, regarding the redemption of the Company’s listed warrants; and

8.	the material change report of the Company dated May 20, 2026, regarding the Company entering into an equity distribution agreement.

Any document of the type required by National Instrument 44-101 — Short Form Prospectus Distributions (“NI 44- 101”) to be incorporated by reference into a short form prospectus, including any annual information forms, material change reports (except confidential material change reports), business acquisition reports, interim financial statements, annual financial statements and the auditor’s report thereon, management’s discussion and analysis and information circulars of the Company filed by the Company with securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the completion or withdrawal of any offering under this Prospectus, and any amendment or supplement thereto, shall be deemed to be incorporated by reference into this Prospectus.

Upon a new interim financial report and related management’s discussion and analysis of the Company being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous interim financial report and related management’s discussion and analysis of the Company most recently filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon new annual financial statements and related management’s discussion and analysis of the Company being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual financial statements and related management’s discussion and analysis and the previous interim financial report and related management’s discussion and analysis of the Company most recently filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon a new annual information form of the Company being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the following documents shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder: (i) the previous annual information form, if any; (ii) material change reports filed by the Company prior to the end of the financial year in respect of which the new annual information form is filed; (iii) business acquisition reports filed by the Company for acquisitions completed prior to the beginning of the financial year in respect of which the new annual information form is filed; and (iv) any information circular of the Company filed by the Company prior to the beginning of the financial year in respect of which the new annual information form is filed. Upon a new information circular of the Company prepared in connection with an annual general meeting of the Company being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous information circular of the Company, if prepared in connection with solely an annual general meeting of the Company, shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

A Prospectus Supplement to this Prospectus containing the specific variable terms in respect of an offering of the Securities will be delivered to purchasers of such Securities together with this Prospectus, unless an exemption from the prospectus delivery requirements is available, and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement only for the purposes of the offering of the Securities covered by such Prospectus Supplement.

Notwithstanding anything herein to the contrary, any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this Prospectus, except as so modified or superseded.

THE COMPANY

Corporate Structure

The Company was incorporated under the Business Corporations Act (British Columbia) (“BCBCA”) on April 16, 2019, as a special purpose acquisition corporation with the name Mercer Park Brand Acquisition Corp. (“Mercer Park”). On May 13, 2019, Mercer Park completed an initial public offering and became listed on the Exchange. On June 29, 2021, Mercer Park completed a qualifying transaction under the rules of the Exchange (the “Business Combination”) pursuant to the terms of an Agreement and Plan of Merger with GH Group, Inc., a California based vertically integrated cannabis company (“GH Group”), among other parties, dated as of April 8, 2021, as amended. Upon completion of the Business Combination, the Company acquired, indirectly, 100% of the common equity interests of GH Group, and changed its name to Glass House Brands Inc. See “Summary Description of the Business” and “Corporate Structure” herein and also see “Material Contracts” in the AIF.

As a result of the Business Combination, GH Group’s shareholders became the controlling shareholders of the Company, and the Company continued to carry on the business of GH Group. The Business Combination was effected by a reverse merger of an indirect subsidiary of Mercer Park with GH Group, with GH Group as the surviving entity, and GH Group became a majority-owned indirect subsidiary of the Company. See “Corporate Structure”.

In connection with the Business Combination, the Articles were amended to, among other things: (i) create and set the terms of the Restricted Voting Shares and Limited Voting Shares, (ii) amend the terms of Mercer Park’s Class A restricted voting shares to provide for the conversion of such shares into Restricted Voting Shares, Limited Voting Shares, or Subordinate Voting Shares, as applicable (rather than solely into Subordinate Voting Shares) on completion of the Business Combination, (iii) provide for the conversion of Mercer Park’s Class B shares directly or indirectly on a one-for-one basis into Equity Shares on completion of the Business Combination, (iv) amend the terms of the multiple voting shares of the Company (“Multiple Voting Shares”) to convert the terms of such class of shares into non-transferable, redeemable and retractable preferred shares carrying 50 votes per share with no dividend or conversion rights and a US$0.001 redemption and liquidation value, and (v) amend the terms of the Subordinate Voting Shares issuable on conversion of Mercer Park’s Class A restricted voting shares, including by amending the requirements in respect of who may hold Subordinate Voting Shares. Upon completion of the Business Combination, the Equity Shares began trading on the Exchange on July 5, 2021.

At the annual general and special meeting of shareholders of the Company held on June 23, 2023, the Company shareholders passed a special resolution in accordance with applicable Canadian laws approving an amendment to the Articles such that the Multiple Voting Shares would automatically be redeemed on the sixth (6th) anniversary of the initial issuance of the Multiple Voting Shares, or June 29, 2027. Previously, the Articles provided that the Multiple Voting Shares would automatically be redeemed on June 29, 2024, three years from the date of their initial issuance.

See “Description of Capital Structure” herein and in the AIF for additional details as to the share capital of the Company.

Set forth below is the organization chart of the Company, setting out all material subsidiaries of the Company and their jurisdiction of incorporation, formation or organization.

Note:

(1)	As of December 31, 2025, the total number of voting common shares issued and outstanding in the capital of MPB Acquisition Corp. was 28,593,826 common shares, consisting of 22,147,948 Class A non-exchangeable voting common shares, all of which were issued to the Company in connection with the completion of the Business Combination, and 6,445,878 Exchangeable Shares (as defined in the AIF), none of which are held by the Company. Accordingly, the Company currently controls approximately 77.46% and the holders of the Exchangeable Shares control approximately 22.54% of the total voting rights of MPB Acquisition Corp. as of December 31, 2025. See “Description of the Capital Structure – Exchangeable Shares” in the AIF for further information with respect to the Exchangeable Shares.

SUMMARY DESCRIPTION OF THE BUSINESS

The Company is a vertically integrated cannabis company that operates exclusively in the state of California. The Company cultivates, manufactures, and distributes cannabis bulk flower and trim to wholesalers and consumer packaged goods (“CPG”) to Company-owned and third-party retail stores in the state of California. The Company operates multiple greenhouse cultivation facilities located in unincorporated Carpinteria and Camarillo, California, and its manufacturing facility is located in Lompoc, California. The Company generates revenue by selling its cannabis products in bulk at wholesale and at retail to its own and third-party dispensaries in California, such as raw cannabis, cannabis oil, and cannabis CPG. The Company’s “Farmacy” branded retail dispensaries are located in Santa Barbara, Santa Ana, Berkeley, Isla Vista and Santa Ynez, California. The Company’s “Natural Healing Center” or “NHC” branded retail dispensaries are located in Grover Beach, Lemoore, Morro Bay and Turlock, California. The Company operates one dispensary in Los Angeles, California under “The Pottery” brand. The Company also has certain licensing agreements in Nevada and Florida and provides retail cannabis store management services in California.

As of the date of this Prospectus, the Company is considering potential avenues for a future listing on a U.S. national securities exchange.

More detailed information regarding the business of the Company can be found in the AIF and other documents incorporated by reference herein, as supplemented by the disclosure herein. See “Documents Incorporated by Reference”.

Recent Developments

During April 2026, the Company completed its response to certain notices issued by the County of Santa Barbara with respect to the proposed revocation of certain cannabis business licenses granted by the county to subsidiaries of the Company. The Company is appealing these notices. In the event that the applicable cannabis business licenses are revoked by the County of Santa Barbara, such revocation would not be material to the Company.

On April 13, 2026, the Company announced a joint venture with Vireo Growth Inc. to build a cannabis retail platform in California.

On April 28, 2026, the Company announced the redemption, effective May 28, 2026, of all of its publicly listed warrants. On May 28, 2026, the Company announced the completion of its warrant redemption, pursuant to which the Company issued 362,401 Equity Shares in consideration for the redemption of an aggregate of 30,644,500 warrants.

On May 6, 2026, the Company announced its application to register certain California-licensed medical cannabis operations with the U.S. Drug Enforcement Administration.

On May 13, the Company announced that it entered into an equity distribution agreement pursuant to which the Company may, from time to time, sell an aggregate of up to US$50 million of Equity Shares at market prices.

THE SELLING SECURITYHOLDERS

Securities may be sold under this Prospectus by way of secondary offering by or for the account of certain of the Company’s securityholders. The Prospectus Supplement that the Company will file in connection with any offering of Securities by selling securityholders will include the following information:

•	the names of the selling securityholders;

•	the number or amount of Securities owned, controlled or directed of the class being distributed by each selling securityholder;

•	the number or amount of Securities of the class being distributed for the account of each selling securityholder;

•	the number or amount of Securities of any class to be owned, controlled or directed by the selling securityholders after the distribution and the percentage that number or amount represents of the total number of the Company’s outstanding Securities;

•	whether the Securities are owned by the selling securityholders both of record and beneficially, of record only, or beneficially only;

•	if a selling securityholder purchased any of the Securities held by him, her or it in the 12 months preceding the date of the Prospectus Supplement, the date or dates the selling securityholder acquired the Securities;

•	if a selling securityholder acquired the Securities held by him, her or it in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to the selling securityholder in the aggregate and on a per security basis; and

•	all other information that is required to be included in the applicable Prospectus Supplement.

DESCRIPTION OF CAPITAL STRUCTURE

The authorized capital of the Company is comprised of an unlimited number of (i) Subordinate Voting Shares, (ii) Restricted Voting Shares, (iii) Limited Voting Shares, (iv) Multiple Voting Shares and (v) Preferred Shares.

As of June 9, 2026, there were 79,919,577 Equity Shares, 4,754,979 Multiple Voting Shares, and no Preferred Shares outstanding.

In addition, as of June 9, 2026, there were 6,245,828 Exchangeable Shares issued and outstanding in the capital of MPB Acquisition Corp., each of which is exchangeable at any time for one Equity Share, and 77,500 shares Series E Convertible Preferred Stock of GH Group, each of which is indirectly exchangeable for approximately 111.1 Equity Shares (subject to certain customary anti-dilution adjustments). The Company also had an aggregate of 10,568,324 warrants, 5,623 stock options, 4,151,468 restricted share units and 3,000,000 market-based performance restricted share units outstanding, convertible or exercisable in each case to acquire the same number of Equity Shares.

The Preferred Shares are issuable in series with such terms as are determined by the Board from time to time. It is not intended that such Preferred Shares will be used for anti-takeover purposes.

The Equity Shares are “restricted securities” or “restricted shares”, as applicable, within the meaning of such term under applicable Canadian securities laws as (i) there is another class of Company Shares (namely, the Multiple Voting Shares) that carries a disproportionate vote per share relative to each class of Equity Shares, and (ii) the share terms of the Limited Voting Shares contain provisions that nullify certain of the voting rights attributable to the Limited Voting Shares (i.e., the Limited Voting Shares do not have votes in respect of the election of directors of the Company). The Company previously applied to and was granted by the Canadian provincial securities regulatory authorities an exemption from the provisions of National Instrument 41-101 – General Prospectus Requirements relating to restricted securities. The Company also previously applied for and was granted exemptive relief from the requirements under Part 10 of NI 51-102 – Continuous Disclosure Obligations, and from the requirements under Part 2 of OSC Rule 56-501 – Restricted Shares. The relief was granted pursuant to an order dated June 29, 2021 (the “Relief Order”).

The Company’s capital structure has been implemented in order to maintain the Company’s “foreign private issuer” status under U.S. securities laws and thereby avoid a commensurate material increase in the Company’s ongoing costs. This is accomplished by including a mandatory conversion mechanism in the Company’s share capital to decrease the number of shares eligible to be voted for directors of the Company if the Company’s FPI Threshold (as defined below) is exceeded. Each of the classes of Equity Shares is, as further described below, economically identical and mandatorily inter-convertible (continuously and without formality) based on (i) the holder’s status as a United States resident or a non-United States resident, and (ii) the status of the Company’s FPI Threshold.

As of the date of this Prospectus, the Equity Shares represent approximately 25.2% of the voting rights attached to outstanding voting securities of the Company and the Multiple Voting Shares represent approximately 74.8% of the voting rights attached to outstanding voting securities of the Company.

The following is a summary of the rights, privileges, restrictions and conditions attached to the Equity Shares, Multiple Voting Shares and Exchangeable Shares but does not purport to be complete. Reference should be made to the Articles of the Company and the full text of their provisions for a complete description thereof, which are available under the Company’s profile on SEDAR+ at www.sedarplus.ca.

Equity Shares

Exercise of Voting Rights

The holders of each class of Equity Shares are entitled to receive notice of, to attend (if applicable, virtually) and to vote at all meetings of shareholders of the Company, except that they are not able to vote (but are entitled to receive notice of, to attend and to speak) at those meetings at which the holders of a specific class are entitled to vote separately as a class under the BCBCA, and except that holders of Limited Voting Shares are not entitled to vote for the election of directors. The Subordinate Voting Shares and Restricted Voting Shares carry one vote per share on all matters. The Limited Voting Shares carry one vote per share on all matters except the election of directors, as the holders of Limited Voting Shares do not have any entitlement to vote in respect of the election for directors of the Company.

In connection with any Change of Control Transaction (as defined below) requiring approval of the holders of all classes of Equity Shares under the BCBCA, holders of the Equity Shares shall be treated equally and identically, on a per share basis, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of outstanding Subordinate Voting Shares, Restricted Voting Shares and/or Limited Voting Shares, as applicable, in respect of a resolution approving such Change of Control Transaction, voting separately as a class at a meeting of the holders of that class called and held for such purpose.

For purposes herein, a “Change of Control Transaction” means an amalgamation, arrangement, recapitalization, business combination or similar transaction of the Company, other than an amalgamation, arrangement, recapitalization, business combination or similar transaction that would result in (i) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the continuing entity or its direct or indirect parent) more than 50% of the total voting power of the voting securities of the Company, the continuing entity or its direct or indirect parent, and more than 50% of the total number of outstanding Company Shares, the continuing entity or its direct or indirect parent, in each case as outstanding immediately after such transaction, and (ii) the shareholders of the Company immediately prior to the transaction owning voting securities of the Company, the continuing entity or its direct or indirect parent immediately following the transaction in substantially the same proportions (vis-à-vis each other) as such shareholders owned the voting securities of the Company immediately prior to the transaction (provided that in neither event shall the exercise of any exchangeable shares of a subsidiary of the Company that are exchangeable into Company Shares be taken into account in such determination).

Notwithstanding the foregoing, the holders of an outstanding class of Equity Shares shall be entitled to vote as a separate class, in addition to any other vote of shareholders that may be required, in respect of any alteration, repeal or amendment of the Articles (other than in respect of the creation of a series of Preferred Shares) which would: (i) adversely affect the rights of the holders of the applicable class of Equity Shares; (ii) affect the holders of any class of Equity Shares differently, on a per share basis from any other class of Equity Shares; or (iii) except as already set forth in the Articles, create any class or series of shares ranking equal to or senior to the applicable outstanding class of Equity Shares; and in each case such alteration, repeal or amendment shall not be effective unless a resolution in respect thereof is approved by a majority of the votes cast by holders of the applicable outstanding class of Equity Shares.

Dividends

Holders of Equity Shares are entitled to receive, as and when declared by the Board, dividends in cash or property of the Company. No dividend will be declared or paid on any class of Company Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on a per share basis) on all classes of Equity Shares then issued and outstanding. In the event of the payment of a dividend in the form of shares, holders of Subordinate Voting Shares, Restricted Voting Shares and Limited Voting Shares shall receive Subordinate Voting Shares, Restricted Voting Shares and Limited Voting Shares, respectively, unless otherwise determined by the Board, provided an equal number of shares is declared as a dividend or distribution on a per-share basis, without preference or distinction, in each case.

Liquidation, Dissolution or Winding-Up

In the case of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company for the purposes of a dissolution or winding-up of the Company, the holders of Equity Shares are entitled, subject to the prior rights of the holders of any Company Shares ranking in priority to the Equity Shares (including any liquidation preference on any issued and outstanding Multiple Voting Shares and/or Preferred Shares), to receive the Company’s remaining property. Each class of Equity Shares is entitled to share equally, on a share for share basis, with all other classes of Equity Shares in all distributions of such assets. No Preferred Shares are currently issued and outstanding.

Rights to Subscribe; Pre-Emptive Rights

The holders of Equity Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of shares, or bonds, debentures or other securities of the Company now or in the future.

Conversion

Under the Articles, where Subordinate Voting Shares are held of record, directly or indirectly, jointly by (i) one or more United States residents, and (ii) one or more non-United States residents, such Subordinate Voting Shares shall be deemed to be held of record by a United States resident. At the request of the Company, beneficial shareholders and actual or proposed transferees are required to respond to enquiries regarding their status as United States residents or non-United States residents, and are required to provide declarations or other documents with respect thereto, as may be necessary or desirable, in the discretion of the Company, failing which they would, in the Company’s discretion, be deemed to be United States residents.

If, at any given time, the Subordinate Voting Shares are held of record by United States residents, they will be automatically converted, without further act or formality, on a one-for-one basis into Restricted Voting Shares. If, at any given time, the Restricted Voting Shares or the Limited Voting Shares are held of record by non-United States residents, they will be automatically converted, without further act or formality, on a one-for-one basis into Subordinate Voting Shares.

Notwithstanding the foregoing, if, at any given time, the total number of Restricted Voting Shares represents a number equal to or in excess of the formulaic threshold set forth below (the “FPI Threshold”), then the minimum number of Restricted Voting Shares required to stay within the FPI Threshold will be automatically converted, without further act or formality, on a pro rata basis across all registered holders of Restricted Voting Shares (rounded up to the next nearest whole number of shares), on a one-for-one basis, into Limited Voting Shares:

(0.50 x Aggregate Number of Multiple Voting Shares, Subordinate Voting Shares and Restricted Voting Shares) – (Aggregate Number of Multiple Voting Shares held of record by United States residents)

If, at any given time, the total number of Restricted Voting Shares represents a number below the FPI Threshold, then a number of Limited Voting Shares will be automatically converted, without further act or formality, on a pro rata basis across all registered holders of Limited Voting Shares (rounded down to the next nearest whole number of shares), on a one-for-one basis, into Restricted Voting Shares, to the maximum extent possible such that the Restricted Voting Shares then represent a number of shares that is one share less than the FPI Threshold.

Notwithstanding the foregoing, in connection with a formal bid for all Equity Shares on identical terms made in compliance with Canadian securities laws that results in the bidder owning or controlling more than fifty percent (50%) of the total voting power of the voting securities of the Company for the election of directors (assuming the Limited Voting Shares each have one vote per share for the election of directors), the bidder may elect, by way of written notice to the Company: (i) that the Restricted Voting Shares it so acquires not be automatically converted into Limited Voting Shares; or (ii) that the Limited Voting Shares it so acquires not be automatically converted into Restricted Voting Shares.

The Company has been granted exemptive relief from the Canadian securities regulatory authorities such that, inter alia, each class of Equity Shares may be aggregated for the purposes of certain securities law reporting thresholds, including in respect of certain take-over bid and issuer bid rules and the early warning requirements under NI 62-104 – Take-Over Bids and Issuer Bids. Such exemptive relief was granted under the Relief Order.

If an Exclusionary Offer (as defined below) is made, each Subordinate Voting Share, Restricted Voting Share and/or Limited Voting Share shall become convertible, at the option of the holder, on a one-for-one basis, into such class of Equity Shares that are subject to the Exclusionary Offer, at any time while such offer is in effect until the date prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to such Exclusionary Offer. The conversion right may only be exercised in respect of Subordinate Voting Shares, Restricted Voting Shares and/or Limited Voting Shares, as applicable, for the purpose of depositing the resulting Subject Equity Shares (as defined below) pursuant to the offer, and for no other reason, including with respect to voting rights attached thereto, which are deemed to remain subject to the provisions concerning voting rights for Subordinate Voting Shares, Restricted Voting Shares and/or Limited Voting Shares, as applicable, notwithstanding their conversion. The transfer agent of the Company will be required to deposit the resulting converted shares pursuant to such offer on behalf of such holder.

For purposes herein: “Exclusionary Offer” means an offer to purchase Subject Equity Shares (as defined below) that: (i) is a General Offer (as defined below); and (ii) is not made concurrently with an offer to purchase one or more classes of Equity Shares that is identical to the offer to purchase the Subject Equity Shares in terms of price per share and percentage of outstanding shares to be taken up exclusive of shares owned immediately prior to the offer by the offeror, and in all other material respects, and that has no condition attached other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Subject Equity Shares; and for the purposes of this definition, if an offer to purchase Subject Equity Shares is a General Offer but not an Exclusionary Offer, the varying of any term of such offer shall be deemed to constitute the making of a new offer unless a variation identical in all material respects concurrently is made to the corresponding offer to purchase Subordinate Voting Shares, Limited Voting Shares or Restricted Voting Shares, as applicable. “Subject Equity Shares” means any one or more classes of Equity Shares that are subject to an Exclusionary Offer, other than Subordinate Voting Shares, Limited Voting Shares or Restricted Voting Shares, as applicable. “General Offer” means an offer to purchase Subject Equity Shares that must, by reason of applicable securities legislation or the requirements of any stock exchange on which the Subject Equity Shares are listed, be made to all or substantially all holders of Subject Equity Shares who are in a province of Canada to which any such legislation or requirement applies (assuming that the offeree was resident in Ontario).

Constraints on Share Ownership

Subject to the Specified Exceptions (as defined below), (i) the Subordinate Voting Shares are only able to be held of record, directly or indirectly, by non-United States residents, and (ii) the Restricted Voting Shares and Limited Voting Shares are only able to be held of record, directly or indirectly, by United States residents.

Pursuant to the “Specified Exceptions”, (i) the automatic conversion features of the Equity Shares do not apply in the context of Equity Shares held, beneficially owned or controlled by one or more underwriters solely for the purposes of a distribution to the public, and (ii) the United States resident/non-United States resident status of an entity holding, beneficially owning or controlling Equity Shares solely in the capacity of an intermediary in connection with either the payment of funds and/or the delivery of securities and which entity provides centralized facilities for the deposit, clearing or settlement of trades in securities (including CDS Clearing and Depositary Services Inc., or any successor or assign) without general discretionary authority over the voting or disposition of such Equity Shares is to be disregarded for purposes of the automatic conversion features of the Equity Shares.

Renamed as Common Shares

At the effective time that there are no Multiple Voting Shares issued and outstanding, the Subordinate Voting Shares may in the discretion of the Board from that point on be named and referred to as “Common Shares”.

Multiple Voting Shares

Exercise of Voting Rights

The holders of Multiple Voting Shares are entitled to receive notice of, to attend (if applicable, virtually) and to vote at all meetings of shareholders of the Company, except that they are not be able to vote (but are entitled to receive notice of, to attend (if applicable, virtually) and to speak) at those meetings at which the holders of a specific class are entitled to vote separately as a class under the BCBCA. The Multiple Voting Shares carry 50 votes per share, voting together with the other classes of Equity Shares as if they were a single class except where otherwise required by law or stock exchange requirements.

The holders of Multiple Voting Shares shall be entitled to vote as a separate class, in addition to any other vote of shareholders that may be required, in respect of any alteration, repeal or amendment of the Articles (other than in respect of the creation of a series of Preferred Shares) which would adversely affect the rights of the holders of the Multiple Voting Shares, and such alteration, repeal or amendment shall not be effective unless a resolution in respect thereof is approved by a majority of the votes cast by holders of the Multiple Voting Shares.

Dividends

Holders of Multiple Voting Shares shall not be entitled to receive any dividends.

Liquidation, Dissolution or Winding-Up

In the case of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company for the purposes of a dissolution or winding-up of the Company, the holders of Multiple Voting Shares shall be entitled, subject to the prior rights of the holders of any Company Shares ranking in priority to the Multiple Voting Shares (including any liquidation preference on any issued and outstanding Preferred Shares ranking in priority to the Multiple Voting Shares), to a liquidation preference of $0.001 per Multiple Voting Share (rounded down to the nearest cent taking into account all Multiple Voting Shares being liquidated at the relevant time by the applicable holder).

Right to Subscribe; Pre-Emptive Rights

The holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of shares, or bonds, debentures or other securities of the Company.

Retraction and Redemption

The Multiple Voting Shares are retractable by the holders thereof at any time for $0.001 per Multiple Voting Share (rounded down to the nearest cent taking into account all Multiple Voting Shares being retracted at the relevant time by the applicable holder). In addition, the Multiple Voting Shares shall be automatically redeemed by the Company for $0.001 per Multiple Voting Share (rounded down to the nearest cent taking into account all Multiple Voting Shares being redeemed at the relevant time by the applicable holder) on the earliest of (i) the sixth (6th) anniversary of the Business Combination, and (ii) the date on which such Multiple Voting Shares are held or controlled by a person who is not a Permitted Holder (as defined in the Articles to be, in effect, a controlled affiliate). The Multiple Voting Shares are not transferable except to “Permitted Holders”, meaning a person controlled, directly or indirectly by the transferor which remains as such, and the applicable Multiple Voting Shares shall be automatically redeemed if the Permitted Holder ceases to be so controlled.

Compliance Provisions

The Company’s notice of articles and Articles contain, in respect of the Equity Shares, certain provisions to facilitate compliance with applicable regulatory and/or licensing regulations (the “Compliance Provisions”). The Compliance Provisions include a combination of certain remedies such as an automatic suspension of voting and/or dividend rights, as applicable, a discretionary right to force a share transfer to a third party and/or a discretionary redemption right in the Company’s favour, in each case to seek to ensure that the Company and its subsidiaries are able to comply with applicable regulatory and licensing regulations. The purpose of the Compliance Provisions is to provide the Company with a means of protecting itself from having a shareholder, or, as determined by the Board, a group of shareholders acting jointly or in concert, with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over) (“Owning or Controlling”), 5% or more of the issued and outstanding shares of the Company, or such other number as is determined by the Board from time to time, and: (i) who a governmental authority granting licenses to, or otherwise governing the operations of, the Company or its subsidiaries has determined to be unsuitable to own Equity Shares; (ii) whose ownership of Equity Share may reasonably result in the loss, suspension or revocation (or similar action) with respect to any licenses or permits relating to the Company’s or its subsidiaries’ conduct of business (being the conduct of any activities relating to the cultivation, manufacturing, distributing and dispensing of cannabis and cannabis-derived products in the United States, which include the owning and operating of cannabis licenses) or in the Company being unable to obtain any new licenses or permits in the normal course, all as determined by the Board; or (iii) who have not been determined by the applicable regulatory authority to be an acceptable person or otherwise have not received the requisite consent of such regulatory authority to own the Equity Shares, as applicable, in each case within a reasonable time period acceptable to the Board or prior to acquiring any Equity Shares (in each case, an “Unsuitable Person”). The ownership restrictions in the Company’s notice of articles and Articles are also subject to an exemption for applicable depositaries and clearing houses as well as underwriters (as defined in the Securities Act (Ontario)) in the course of a distribution of securities.

Notwithstanding the foregoing, the Compliance Provisions provide that any shareholder (or group of shareholders acting jointly or in concert) proposing to Own or Control 5% or more of the issued and outstanding shares of the Company (or such other number as is determined by the Board from time to time) is required to provide not less than 30 days’ advance written notice to the Company by mail sent to the Company’s registered office to the attention of the Corporate Secretary and to obtain all necessary regulatory approvals. Upon any such shareholder(s) Owning or Controlling 5% or more of the issued and outstanding shares of the Company (or such other number as is determined by the Board from time to time), and having not received the requisite approval of any applicable regulatory authority to own the Equity Shares, the Compliance Provisions provide: (i) that such shareholder(s) may, in the discretion of the Board, be prohibited from exercising any voting rights and/or receiving any dividends from the Company, unless and until all requisite regulatory approvals are obtained; and (ii) the Company with a right, but not the obligation, at its option, upon notice to the Unsuitable Person, to: (A) redeem any or all Equity Shares directly or indirectly held by an Unsuitable Person; and/or (B) forcibly transfer any or all Equity Shares directly or indirectly held directly or indirectly by an Unsuitable Person to a third party. Such rights are required in order for the Company to comply with regulations in various jurisdictions where the Company or its subsidiaries are expected to conduct business.

Upon receipt by the holder of a notice to redeem or to transfer any or all of its Equity Shares, the holder is entitled to receive, as consideration therefor, (i) if the Equity Shares are then listed for trading on a stock exchange, no less than 95% of the lesser of (A) the closing price of the Equity Shares on the Exchange (or the then principal exchange on which the Company’s securities are listed for trading) on the trading day immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified date), and (B) the five-day volume weighted average price of the Equity Shares on the Exchange (or the then principal exchange on which the Company’s securities are quoted for trading) for the five trading days immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified dates), or (ii) if the Equity Shares are not then listed for trading on a stock exchange, a price per share to be determined by the Board, acting reasonably.

The foregoing restriction does not apply to the ownership, acquisition or disposition of Equity Shares as a result of: (i) transfer of Equity Shares occurring by operation of law including, inter alia, the transfer of Equity Shares to a trustee in bankruptcy, (ii) an acquisition or proposed acquisition by one or more underwriters who hold Equity Shares for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with the foregoing restriction, or (iii) conversion, exchange or exercise of securities issued by the Company or a subsidiary into or for Equity Shares in accordance with their respective terms. If the Board reasonably believes that any such holder of the Equity Shares may have failed to comply with the foregoing restrictions, the Company may apply to the Supreme Court of British Columbia, or any other court of competent jurisdiction, for an order directing that such shareholder disclose the number of Equity Shares directly or indirectly held.

Notwithstanding the adoption of the Compliance Provisions, the Company may not be able to exercise such rights in full or at all, including its redemption rights. Under the BCBCA, a company may not make any payment to redeem shares if there are reasonable grounds for believing that the Company is unable to pay its liabilities as they become due in the ordinary course of its business or if making the payment of the redemption price or providing the consideration would cause the Company to be unable to pay its liabilities as they become due in the ordinary course of its business. Furthermore, the Company may become subject to contractual restrictions on its ability to redeem its Equity Shares by, for example, entering into a secured credit facility subject to such restrictions. In the event that restrictions prohibit the Company from exercising its redemption rights in part or in full, the Company will not be able to exercise its redemption rights absent a waiver of such restrictions, which the Company may not be able to obtain on acceptable terms or at all.

Ownership of Restricted Voting Shares and Limited Voting Shares

For reasons of tax efficiency, any holder of Multiple Voting Shares that holds at least two Restricted Voting Shares and/or Limited Voting Shares shall be deemed to hold (i) at least one Restricted Voting Share, and (ii) at least one Limited Voting Share.

Advance Notice Requirements for Director Nominations

The Articles contain an advance notice provision pertaining to the Company’s shareholders (who meet the necessary qualifications outlined in the Articles) seeking to nominate candidates for election as directors (a “Nominating Shareholder”) at any annual meeting of the shareholders, or for any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors (the “Advance Notice Provisions”). The following description is a summary only and is qualified in its entirety by the full text of the applicable provisions of the Articles which are available on the Company’s SEDAR+ profile at www.sedarplus.ca.

In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Company. To be timely, a Nominating Shareholder’s notice to the Corporate Secretary must be made: (i) in the case of an annual meeting of shareholders (including an annual and special meeting), not less than 30 days’ prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting of shareholders (which is not also an annual meeting) called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made. The Articles also prescribe the proper written form for a Nominating Shareholder’s notice.

The chairperson of the meeting has the power and duty to determine whether a nomination was made in accordance with the notice procedures set forth in the Articles and, if any proposed nomination is not in compliance with such provisions, the discretion to declare that such defective nomination will be disregarded.

Notwithstanding the foregoing, the directors of the Board may, in their sole discretion, waive any requirement in the Advance Notice Provisions.

See “Description of Capital Structure” in the AIF for additional details as to the share capital of the Company.

DESCRIPTION OF DEBT SECURITIES

The description of the Debt Securities will be set forth in the applicable Prospectus Supplement relating to that offering of Debt Securities.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The description of the Subscription Receipts will be set forth in the applicable Prospectus Supplement relating to that offering of Subscription Receipts.

DESCRIPTION OF WARRANTS

The description of the Warrants will be set forth in the applicable Prospectus Supplement relating to that offering of Warrants.

DESCRIPTION OF UNITS

The description of the Units will be set forth in the applicable Prospectus Supplement relating to that offering of Units.

PLAN OF DISTRIBUTION

The plan of distribution for the offer and sale of Securities by the Company will be set forth in the applicable Prospectus Supplement relating to that offering of Securities.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of Securities by the Company will be used for discretionary capital programs, potential future acquisitions, general corporate and working capital purposes and repayment of indebtedness outstanding from time to time. Each applicable Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities by the Company, which is expected to include disclosure with respect to, without limitation, the principal purposes of the proceeds to be raised, a description of the Company’s business objectives and current development milestones and how the proceeds raised under the Prospectus and, if applicable, other sources of financing, are to be used and sufficient relative to achieving such milestones, and details of the then financial condition of the Company. The Company will not receive any proceeds from any sale of Securities by the selling securityholders.

Management of the Company will retain broad discretion in allocating the net proceeds of any offering of Securities by the Company under this Prospectus and the Company’s actual use of the net proceeds may vary depending on the availability and suitability of investment opportunities and its operating and capital needs from time to time. See “Risk Factors – Discretion in the use of proceeds”. All expenses relating to an offering of Securities and any compensation paid to underwriting dealers or agents as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement.

EARNINGS COVERAGE RATIO

The applicable Prospectus Supplement will provide, as required by applicable Canadian securities laws, the earnings coverage ratios with respect to the issuance of Securities pursuant to such Prospectus Supplement.

CONSOLIDATED CAPITALIZATION

Since March 31, 2026, the date of the Company’s most recently filed financial statements, there have been no material changes to the Company’s share and loan capitalization on a consolidated basis. The applicable Prospectus Supplement will describe any material change in, and the effect of such material change on, the share and loan capitalization of the Company since the date of the Company’s financial statements for its most recently completed financial period included in such Prospectus Supplement, including any material change that will result from the issuance of Securities pursuant to such Prospectus Supplement.

ISSUERS WITH UNITED STATES CANNABIS-RELATED ASSETS

The Company currently derives 100% of its revenues from the cannabis industry in the United States. In accordance with Staff Notice 51-352, information regarding the current federal and state-level U.S. regulatory regimes in those jurisdictions where the Company is currently directly or indirectly involved through its subsidiaries, is disclosed in the AIF, which is incorporated by reference herein, under the heading “Cannabis Market Overview – Legal and Regulatory Framework”. In accordance with Staff Notice 51-352, the Company intends to evaluate, monitor and reassess the disclosure contained or incorporated by reference herein, and any related risks, on an ongoing basis and the same will be supplemented and amended and made available to investors in public filings, including in the event of government policy changes or the introduction of new or amended guidance, laws or regulations regarding marijuana regulation. Any non-compliance, citations or notices of violation which may have an impact on the Company’s licensing, business activities or operations are required by Staff Notice 51-352 to be promptly disclosed by the Company. For more information about risks related to the U.S. cannabis operations, refer to the discussion of risks and uncertainties set out under the heading “Risk Factors” in the AIF.

PRIOR SALES

Information in respect of prior sales of the Equity Shares or other Securities distributed under this Prospectus and for securities that are convertible or exchangeable into the Equity Shares or such other Securities within the previous 12- month period will be provided, as required, in a Prospectus Supplement with respect to the issuance of the Equity Shares or other Securities pursuant to such Prospectus Supplement.

TRADING PRICE AND VOLUME

The Equity Shares are currently listed on the Exchange under the trading symbol “GLAS.A.U”, and on the OTCQX under the trading symbol “GLASF”. Trading price and volume of the Equity Shares will be provided, as required, in each Prospectus Supplement.

DIVIDENDS

The Company has not paid dividends and currently intends to reinvest any future earnings to finance the continued development and growth of its business. As a result, while the Company is not restricted from paying dividends other than pursuant to certain solvency tests prescribed under the BCBCA and pursuant to certain provisions in its Exchange Rights Agreement and its Loan Agreement (each as defined in the AIF) as noted below, the Company does not intend to pay dividends on any of its Equity Shares in the foreseeable future. Any future determination to pay distributions will be at the discretion of the Board and will depend on the financial condition, business environment, operating results, capital requirements, any contractual restrictions on the payment of distributions and any other factors that the Board deems relevant. The Exchange Rights Agreement restricts the Company from declaring or paying dividends on the Equity Shares unless economically equivalent dividends are declared and paid on the Exchangeable Shares, subject to applicable law. The Loan Agreement restricts the Company from declaring or paying dividends. Readers are referred to the AIF under the headings “Description of Capital Structure – Exchangeable Shares – Exchange Rights Agreement” and “General Development of the Business – Financing Transactions – Senior Secured Term Loan”.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of the applicable Securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

RISK FACTORS

Before making an investment decision, prospective purchasers of Securities should carefully consider the information described in this Prospectus and the documents incorporated by reference herein (including subsequently filed documents incorporated by reference herein), including the applicable Prospectus Supplement. Additional risk factors relating to a specific offering of Securities may be described in the applicable Prospectus Supplement. Some of the risk factors described herein and in the documents incorporated by reference herein (including subsequently filed documents incorporated by reference herein), including the applicable Prospectus Supplement are interrelated and, consequently, investors should treat such risk factors as a whole. If any event arising from these risks occurs, the Company’s business, prospects, financial condition, results of operations and cash flows, and an investment in the Securities, could be materially adversely affected. In particular, see “Risk Factors” in the AIF. Additional risks and uncertainties of which the Company is currently unaware or that are unknown or that the Company currently deems to be immaterial could have a material adverse effect on the Company’s business, prospects, financial condition, results of operations and cash flows. The Company cannot provide any assurances that it will successfully address any or all of these risks.

Risks Related to an Offering of Securities

No assurance future financing will be available.

The Company may need to obtain additional financing in the future. The ability to obtain such additional financing will depend upon a number of factors, including the covenants to which it is subject under its existing senior secured term loan facility, prevailing market conditions and the operating performance of the Company. There can be no assurance that any such financing will be available to the Company on favorable terms or at all. If financing is available through the sale of debt, equity or capital properties, the terms of such financing may not be favorable to the Company. Failure to raise capital when required could have a material adverse effect on the Company’s business, financial condition and results of operations.

Return on Securities is not guaranteed.

There is no guarantee that Securities will earn any positive return in the short-term or long-term. A holding of Securities is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. A holding of Securities is appropriate only for holders who have the capacity to absorb a loss of some or all of their holdings.

There may be no market for the Securities.

Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares, Debt Securities, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Securities, other than the Equity Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus and any applicable Prospectus Supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities, and the extent of issuer regulation.

Discretion in the use of proceeds.

Management will have broad discretion concerning the use of the net proceeds from the offering of any Securities, as well as the timing of their expenditures. Depending on various factors, the intended use of net proceeds from the offering of any Securities may change. As a result, an investor will be relying on the judgment of management for the application of the net proceeds from the offering of any Securities. Management may use the net proceeds from the offering of any Securities in ways that an investor may not consider desirable if they believe it would be in the best interests of the Company to do so. The results and the effectiveness of the application of proceeds from an offering of any Securities are uncertain. If the proceeds are not applied effectively, the Company’s business, financial condition, results of operations or prospects may suffer.

Future sales or issuances of Securities could decrease the value of the Company’s Securities, dilute investors’ voting power and reduce our earnings per share.

The Company may sell additional Subordinate Voting Shares or other Securities in subsequent offerings (including through the sale of securities convertible into Subordinate Voting Shares or other Securities) and may issue additional Subordinate Voting Shares or other Securities to finance acquisitions, operations, or other projects. The Company cannot predict the size of future issuances of Subordinate Voting Shares or other Securities (or of securities convertible into Subordinate Voting Shares or other Securities) or the effect, if any, that future issuances and sales of the Company’s Securities will have on the market price of the Subordinate Voting Shares. Any transaction involving the issuance of previously authorized but unissued Subordinate Voting Shares, or Securities convertible into Subordinate Voting Shares, would result in dilution, possibly substantial, to shareholders of the Company. Exercises of presently outstanding stock options or warrants may also result in dilution to shareholders of the Company.

The Board has the authority to authorize certain offers and sales of additional Securities without the vote of, or prior notice to, shareholders of the Company. Such additional issuances may involve the issuance of Subordinate Voting Shares at prices less than the current market price for the Subordinate Voting Shares.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to an offering of Securities, certain legal matters relating to the offering of Securities will be passed upon on behalf of the Company by Bennett Jones LLP with respect to matters of Canadian law. As of the date hereof, Bennett Jones LLP, and its partners and associates, beneficially own, directly or indirectly, as a group, less than 1% of any class of outstanding securities of the Company. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and, if applicable, United States or other foreign laws.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Macias Gini & O’Connell LLP is the auditor of the Company and has confirmed that it is independent with respect to the Company in accordance with the rules of professional conduct that are relevant to its audit of the Company’s consolidated financial statements.

The transfer agent and registrar for the Equity Shares is Odyssey Trust Company at its principal offices in Vancouver, British Columbia.

WELL-KNOWN SEASONED ISSUER

Effective November 28, 2025, the Canadian Securities Administrators implemented amendments to NI 44-102 and related policies to implement a permanent expedited shelf prospectus regime (the “WKSI Rules”) in order to reduce regulatory burden for certain large, established reporting issuers with strong disclosure records. The WKSI Rules allow eligible “well-known seasoned issuers”, or “WKSIs”, to file a final short form base shelf prospectus as the first public step in an offering, and exempt qualifying issuers from certain disclosure requirements relating to such final short form base shelf prospectus under NI 44-101 and NI 44-102.

As at June 9, 2026, the Company’s “qualifying public equity” (as defined in NI 44-102) was approximately $950 million, which exceeds the threshold amount referred to in subparagraph (a)(i) of the definition of “well-known seasoned issuer” in NI 44-102. The Company has determined that it qualifies as a “well-known seasoned issuer” under NI 44-102 as of the date hereof.

EXEMPTION

Pursuant to a decision of the Autorité des marchés financiers dated June 4, 2026, the Company was granted a permanent exemption from the requirement to translate into French this Prospectus as well as the documents incorporated by reference therein and any Prospectus Supplement to be filed in relation to any future “at-the-market” distribution. This exemption is granted on the condition that this Prospectus and any Prospectus Supplement (other than in relation to an “at-the-market” distribution) be translated into French if the Company offers Securities to Québec purchasers in connection with an offering other than in relation to an “at-the-market” distribution.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Glass House Brands Inc. (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act, do one or both of the following:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request; or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, except in the definition of “eligible proceeding” and except in Sections 163(1)(c) and (d) and 165 of the Act, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

“associated corporation” means a corporation or entity referred to in paragraph (b) or (c) of the definition of “eligible party”;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act if any of the following circumstances apply:

•               if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our articles;

•               if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our articles;

•               if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or an associated corporation, as the case may be; or

•               in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may order us to indemnify an eligible party, pay expenses, enforce an indemnification agreement, pay expenses incurred in obtaining an order or make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

The foregoing description is qualified in its entirety by reference to the Act.

Under our articles, and subject to the Act, we must indemnify our directors and officers, former directors and officers or alternate directors and their respective heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, officer, former director and former officer is deemed to have contracted with our company on the terms of the indemnity contained in Part 21 of our articles.

Under our articles, and subject to any restrictions under the Act and our articles, we may indemnify any person (including an eligible party). We have entered into indemnity agreements with our directors and officers.

Under our articles, we may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who is or was a director, officer, employee or agent of our company or another corporation in the circumstances specified in our articles.

Insofar as indemnification for liabilities arising under the United Stated Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

EXHIBITS

Exhibit No.	Description

4.1	Annual information form of the Company dated March 24, 2026 for the fiscal year ended December 31, 2025 (incorporated by reference from Exhibit 99.3 of the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2025, filed with the Commission on March 24, 2026)

4.2	Audited consolidated financial statements of the Company for the years ended December 31, 2025 and 2024, together with the notes thereto and the auditor’s report thereon (incorporated by reference from Exhibit 99.1 of the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2025, filed with the Commission on March 24, 2026)

4.3	Management’s discussion and analysis of financial condition and results of operations of the Company for the years ended December 31, 2025 and 2024 (incorporated by reference from Exhibit 99.2 of the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2025, filed with the Commission on March 24, 2026)

4.4	Unaudited condensed interim consolidated financial statements of the Company as of March 31, 2026 and December 31, 2025 and for the three months ended March 31, 2026 and 2025 (incorporated by reference from Exhibit 99.1 to Form 6-K furnished to the Commission on May 13, 2026)

4.5	Interim management’s discussion and analysis of financial condition and unaudited results of operations of the Company for the three months ended March 31, 2026 and 2025 (incorporated by reference from Exhibit 99.2 to Form 6-K furnished to the Commission on May 13, 2026)

4.6	Management information circular of the Company dated May 6, 2026, prepared in connection with the annual meeting of shareholders held on June 18, 2026

4.7	Material change report of the Company dated May 8, 2026 regarding the redemption of the Company’s listed warrants

4.8	Material change report of the Company dated May 20, 2026 regarding the Company entering into an equity distribution agreement

4.9	Material change report of the Company dated June 17, 2026 regarding the deconsolidation transaction and NYSE listing application (incorporated by reference from Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on June 17, 2026)

4.10	Unaudited pro forma financial statements of the Company as of and for the three months ended March 31, 2026 and for the year ended December 31, 2025, in each case giving effect to the Deconsolidation Transaction (incorporated by reference from Exhibit 99.5 to the Registrant’s Report on Form 6-K furnished to the Commission on June 17, 2026)

4.11	Amendment dated June 11, 2026, to the management information circular of the Company dated May 6, 2026, prepared in connection with the annual meeting of shareholders held on June 18, 2026

4.12	Material change report of the Company dated June 19, 2026, regarding the Company entering into an equity distribution agreement

4.13	Material change report of the Company dated July 3, 2026, regarding the Company receiving final approval to list on the New York Stock Exchange

5.1	Consent of Macias Gini & O’Connell LLP

5.2	Consent of Bennett Jones LLP

6.1	Powers of Attorney (included on the signature pages to this Registration Statement)

7.1	Form of Indenture

107	Calculation of Filing Fee Table

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

At the time of filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement on Form F-10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, United States of America, on July 14, 2026.

GLASS HOUSE BRANDS INC.

By:	/s/ Kyle D. Kazan
Name:	Kyle D. Kazan
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kyle D. Kazan and Mark Vendetti, and each of them, either of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement on Form F-10 and any registration statements filed pursuant to Rule 429 under the Securities Act of 1933, as amended, relating to this Registration Statement and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent, each acting alone, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form F-10 has been signed below by or on behalf of the following persons in the capacities indicated on July 14, 2026.

Signature	Title

/s/ Kyle D. Kazan	Co-Founder, Chairman and Chief Executive Officer and Director
Kyle D. Kazan	(Principal Executive Officer)

/s/ Mark Vendetti	Chief Financial Officer
Mark Vendetti	(Principal Financial Officer)

/s/ Will Tu	Vice President, Corporate Controller
Will Tu	(Principal Accounting Officer)

/s/ Graham Farrar	Co-Founder, President and Director
Graham Farrar

/s/ Hector De La Torre	Director
Hector De La Torre

/s/ Humble Lukanga	Director
Humble Lukanga

/s/ Jocelyn Rosenwald	Co-Founder and Director
Jocelyn Rosenwald

/s/ Yelena Katchko	Director
Yelena Katchko

/s/ John Nichols Jr.	Director
John Nichols Jr.

/s/ Alison Payne	Director
Alison Payne

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement on Form F-10, solely in the capacity of the duly authorized representative of Glass House Brands Inc. in the United States on this 14 day of July, 2026.

By:	/s/ Kyle D. Kazan
Name:	Kyle D. Kazan
Title:	Chief Executive Officer, Authorized Representative in the United States